SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 12, 2004

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.

CVPS raises dividend by 5 percent

RUTLAND, VT - Citing improving cash flow and solid, stable earnings, Central Vermont Public Service Corporation's directors approved a 5 percent increase in the Company's Common Stock dividend Monday.

The quarterly cash dividend will increase from 22 cents to 23 cents per share, resulting in an annual payment of 92 cents per share. The dividend increase is the first since August 1996.

"This is a conservative increase intended to reward shareholders for their investment and support," President Bob Young said. "We have made tremendous strides over the past few years to create a solid, stable company, and that stability brings opportunities.

As we determine what to do with free cash flow going forward, we will carefully balance dividends, reinvestment in the utility business, debt refinancing needs and investment in Catamount Energy, which is moving quickly to capitalize on wind energy prospects."

"We will evaluate the possibility of future dividend increases and investment opportunities. The evaluation will be based on cash strength, credit, earnings, and the Right Way to Work, which is our program to drive out unnecessary costs," Young said.

Chief Financial Officer Jean Gibson said the dividend increase was particularly valuable to shareholders in light of tax changes approved by Congress last year.

"Our commitment to cutting costs is bearing fruit for our customers and shareholders alike," Gibson said. "It has allowed us to hold rates flat for an extended period of time while providing solid total returns to our owners."

The dividend is payable February 13, 2004, to common shareholders of record at the close of business on January 28, 2004.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

January 12, 2004